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                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------

       This Assignment and Assumption Agreement (the "Agreement") is effective as of July 31, 2002 (the "Effective Date"), by and between Ivan Bradbury ("Assignor") and Dragon Nominees Limited, a United Kingdom Company with its registered office at 10 Norwich Street, London EC4A 1BD (the "Assignee"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Securities Purchase Agreement, dated as of July 12, 2002, by and between Mobile PET Systems, Inc., the Assignor and Integrated Healthcare Management S.A. (the "Purchase Agreement").

                                   WITNESSETH:

       WHEREAS, Assignor is a party to the Purchase Agreement, whereby, among other things, Assignor is purchasing Common Stock and Warrants from the Company on the Closing Date; and

       WHEREAS, pursuant to Section 7.08 of the Purchase Agreement, Assignor wishes to assign his rights, interests and obligations under the Purchase Agreement to Assignee, an Affiliate of Assignor;

       NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

       1. Representations of Assignee.

          Assignee hereby represents and warrants, as of the date hereof, that:

          a. Assignee is acquiring the Common Shares and the Warrants (and any Warrant Shares issued upon exercise of the Warrants) for investment for Assignee's own account, and not with a view to the resale or distribution of any part thereof; provided, however, that by making the representations herein, Assignee does not agree to hold the Common Shares, Warrants or any Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares, the Warrants and Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and in accordance with the applicable provisions of the Registration Rights Agreement and the Warrants.

          b. Assignee has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the sale of the Common Shares and Warrants pursuant to the Purchase Agreement with the Company's management. Assignee acknowledges receipt from the Company of copies of the Company SEC Reports and such other information about the Company as Assignee or its advisors have requested.

          c. Assignee has such knowledge and experience in financial and business matters that Assignee is capable of evaluating the merits and risks of the transactions contemplated hereby, including the purchase of the Common Shares, Warrants and the Warrant Shares.


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          d. Assignee is able to bear the economic risk of acquiring Common
Shares, Warrants and the Warrant Shares and to hold the Common Shares, Warrants and Warrant Shares acquired by Assignee pursuant to the Purchase Agreement for an indefinite period of time.

          e. Assignee is an "accredited investor" within the meaning of Rule 501 under the Securities Act.

          f. Assignee is an "Affiliate" of Purchaser as such term is defined in the Purchase Agreement.

       2. Assignment and Assumption. Assignor hereby assigns to Assignee, and Assignee hereby assumes the performance of and agrees to be bound by to the same extent and in the same manner as the Assignor, all of the terms, conditions and provisions of the Purchase Agreement. From and after the Effective Date, the Assignee shall be deemed to be the Purchaser for all purposes under the Purchase Agreement; provided, however, that this assignment does not relieve Assignor of his obligations under the Purchase Agreement.

       3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to that state's conflict of laws principles.

       4. Further Assurances. Each party hereto will execute and deliver such instruments, certificates and other documents and take such other action as the other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

       5. Third Party Beneficiary. The parties hereto understand and agree that Mobile PET Systems, Inc. is an intended third party beneficiary of the provisions set forth in this Agreement.

       6. General. This Agreement represents the entire understanding of the parties with reference to the transactions set forth herein and supersedes all prior negotiations, discussions, correspondences and communications between the parties relating to the specific subject matters hereof. Each of the parties hereby acknowledges and agrees that this Agreement shall be binding upon and shall inure to the benefit of their respective successors, assignees, administrators, executors, representatives and heirs. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                /s/ Ivan Bradbury
                                                --------------------------------
                                                           Ivan Bradbury


                                                DRAGON NOMINEES LIMITED


                                                By: /s/ John Rhodes
                                                    ---------------------------
                                                    Name:
                                                    Title: